GERMAN AMERICAN BANCORP, INC.

NEWS RELEASE

For additional information, contact:

Mark A Schroeder, President/CEO of German American Bancorp, Inc.

Bradley M. Rust, Senior Vice President/CFO of German American Bancorp, Inc.

(812) 482-1314

October 31, 2006	GERMAN AMERICAN BANCORP, INC. REPORTS INCREASED THIRD QUARTER AND YEAR-TO-DATE EARNINGS AND ANNOUNCES MARKET EXPANSION PLANS

German American Bancorp, Inc., Jasper, Indiana, (NASDAQ: GABC) reported today that its third quarter and year-to-date net income increased by approximately 10% and 7%, respectively, over the prior year's net income for the same periods.

The Company's net income for the third quarter was $2,732,000, or $0.25 per share, compared to $2,471,000, or $0.23 per share, during the third quarter of last year. On a year-to-date basis, 2006 earnings were $7,783,000, or $0.71 per share, which compares favorably to the reported nine months' net income and earnings per share for 2005 which were $7,290,000 and $0.67 per share, respectively.

Current year earnings were positively affected by increases within the Company's net interest income and non-interest income as well as a reduced level of provision for loan losses. The improvement in the level of net-interest income was attributable to annualized loan growth of approximately 18% in both the third quarter and year-to-date. The increase in non-interest income was primarily credited to the gain derived from the sale of the Company's portfolio of agency-issued preferred stock during the third quarter while the reduction in provision was due to improvements in the quality of the Company's loan portfolio. An offsetting factor to these positive earnings contributors was an increased level of non-interest related operating expenses primarily attributable to the inclusion of recently acquired banking units and costs associated with the Company's conversion of its core processing system during the third quarter of 2006.

The Company's 2006 third quarter and year-to-date financial results are reflective of the operating results of the recent acquisitions of PCB Holding Company as of October 1, 2005 and Stone City Bancshares, Inc. as of January 1, 2006.

GERMAN AMERICAN BANCORP, INC.

NEWS RELEASE

For additional information, contact:

Mark A Schroeder, President/CEO of German American Bancorp, Inc.

Bradley M. Rust, Senior Vice President/CFO of German American Bancorp, Inc.

(812) 482-1314

The Company also announced the planned expansion of its banking footprint into the Bloomington, Indiana market and the recent acquisition of Keach & Grove Insurance of Bedford, Indiana. The acquisition of Keach & Grove Insurance, which is expected to increase the Company's annual insurance commission revenues by approximately $1,100,000, was completed as of October 1, 2006. The Company plans to expand its banking and investment services into the Bloomington, Indiana market (in Monroe County, just north of its operations in Bedford, in Lawrence County, Indiana) by opening an office in Bloomington during the first quarter of 2007.

Mark A. Schroeder, President & Chief Executive Officer of German American Bancorp, Inc. stated. "We're pleased to report yet another quarter of solid earnings and strong loan growth. The depth of our financial professionals, who intimately know their local markets, and our wide array of offerings of state-of-the-art banking, investment, and insurance products and services are paying dividends in terms of new business opportunities. Area agricultural, commercial and retail businesses along with consumers located throughout our market area are, in increasing numbers, turning to German American for all their financial needs."

Schroeder continued, "We're very excited about the potential growth opportunities we believe our planned expansion into the Bloomington market and our recent Bedford-based insurance agency acquisition will provide for both customers and shareholders. German American is uniquely positioned to provide comprehensive financial services across our entire market footprint and our recent success is evidence of our customers' recognition and acceptance of the value our business model delivers."

The Company's Board of Directors declared a regular quarterly cash dividend of $0.14 per share which will be payable on November 20, 2006 to shareholders of record as of November 10, 2006.

GERMAN AMERICAN BANCORP, INC.

NEWS RELEASE

For additional information, contact:

Mark A Schroeder, President/CEO of German American Bancorp, Inc.

Bradley M. Rust, Senior Vice President/CFO of German American Bancorp, Inc.

(812) 482-1314

German American Bancorp, Inc. is a $1 billion financial services holding company based in Jasper, Indiana. The Company's Common Stock is traded on NASDAQ's National Market System under the symbol GABC. The Company engages in retail, commercial and mortgage banking businesses through six community banking affiliates and 29 banking offices in the nine contiguous Southern Indiana counties of Daviess, Dubois, Gibson, Knox, Lawrence, Martin, Perry, Pike, and Spencer. The Company provides comprehensive wealth management, full service brokerage and trust administration at its banking offices through its subsidiary, German American Financial Advisors & Trust Company. The Company also offers a full line of property and casualty insurance and personal insurance through six independent insurance offices located throughout the Company's market area by its subsidiary, German American Insurance, Inc., and title insurance through its First Title Insurance Company subsidiary.

Cautionary Statement Regarding Forward-Looking Information

German American's statements in this press release regarding future growth opportunities as a result of the planned Bloomington branch opening and increased insurance commission revenues, and regarding improvements in its loan quality, may be deemed to include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Readers are cautioned that, by their nature, forward-looking statements are based on assumptions and are subject to risks, uncertainties, and other factors. Actual results and experience could differ materially from the anticipated results or other expectations expressed or implied by these forward-looking statements as a result of a number of factors, including but not limited to, those discussed in the press release. Factors which could cause actual results and experience to differ from these expectations include changes in interest rates; changes in competitive conditions; the introduction, withdrawal, success and timing of asset/liability management strategies or of mergers and acquisitions and other business initiatives and strategies; the ability to retain the acquired insurance agency's clientele; changes in customer borrowing, repayment, investment and deposit practices; changes in fiscal, monetary and tax policies; changes in financial and capital markets; changes in general economic conditions, either nationally or regionally, resulting in, among other things, credit quality deterioration; capital management activities; actions of the Federal Reserve Board; changes in accounting principles and interpretations; and legislative and regulatory actions and reforms. These forward-looking statements speak only as of the date of this press release and German American undertakes no obligation to update any such forward-looking statement to reflect events or circumstances that occur after the date hereof.

GERMAN AMERICAN BANCORP
(unaudited, dollars in thousands except per share data)

Consolidated Balance Sheets

	September 30,
	2006	2005
ASSETS
Cash and Due from Banks	$27,889	$22,761
Short-term Investments	5,188	8,982
Investment Securities	210,520	189,464

Loans Held-for-Sale	2,800	2,779

Loans, Net of Unearned Income	738,923	625,618
Allowance for Loan Losses	(9,111)	(9,370)

Net Loans	729,812	616,248

Stock in FHLB and Other Restricted Stock	11,942	13,829
Premises and Equipment	23,207	19,867
Goodwill and Other Intangible Assets	12,556	3,856
Other Assets	36,807	40,089

TOTAL ASSETS	$1,060,721	$917,875

LIABILITIES

Non-interest-bearing Demand Deposits	$129,536	$119,772

Interest-bearing Demand, Savings, and

Money Market Accounts	301,257	283,490
Time Deposits	393,524	308,386

Total Deposits	824,317	711,648

Borrowings	132,464	111,283
Other Liabilities	12,931	10,532

TOTAL LIABILITIES	969,712	833,463

SHAREHOLDERS' EQUITY

Common Stock and Surplus	79,174	76,438
Retained Earnings	12,553	8,512
Accumulated Other Comprehensive Loss	(718)	(538)

TOTAL SHAREHOLDERS' EQUITY	91,009	84,412

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$1,060,721	$917,875

END OF PERIOD SHARES OUTSTANDING	11,009,187	10,827,205

BOOK VALUE PER SHARE	$8.27	$7.80

GERMAN AMERICAN BANCORP
(unaudited, dollars in thousands except per share data)

Consolidated Statements of Income

	Three Months Ended September 30,		Nine Months Ended September 30,
	2006	2005	2006	2005
INTEREST INCOME
Interest and Fees on Loans	$13,799	$10,514	$38,994	$30,502
Interest on Short-term Investments	105	55	367	194
Interest and Dividends on Investment Securities	2,470	2,007	7,138	6,056

TOTAL INTEREST INCOME	16,374	12,576	46,499	36,752

INTEREST EXPENSE
Interest on Deposits	5,586	3,427	15,136	9,398
Interest on Borrowings	1,679	1,168	4,480	3,399

TOTAL INTEREST EXPENSE	7,265	4,595	19,616	12,797

Net Interest Income	9,109	7,981	26,883	23,955
Provision for Loan Losses	290	552	634	1,725
Net Interest Income after
Provision for Loan Losses	8,819	7,429	26,249	22,230

NON-INTEREST INCOME
Net Gain on Sales of Loans and Related Assets	83	234	750	699
Net Gain/(Loss) on Securities	951	—	951	—
Other Non-interest Income	3,304	3,254	10,059	9,987

TOTAL NON-INTEREST INCOME	4,338	3,488	11,760	10,686

NON-INTEREST EXPENSE
Salaries and Benefits	5,403	4,465	15,954	13,592
Other Non-interest Expenses	3,828	3,060	11,094	9,579

TOTAL NON-INTEREST EXPENSE	9,231	7,525	27,048	23,171

Income before Income Taxes	3,926	3,392	10,961	9,745
Income Tax Expense	1,194	921	3,178	2,455

NET INCOME	$2,732	$2,471	$7,783	$7,290

EARNINGS PER SHARE & DILUTED EARNINGS PER SHARE	$0.25	$0.23	$0.71	$0.67

WEIGHTED AVERAGE SHARES OUTSTANDING	10,994,686	10,826,729	10,993,994	10,851,022
DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	11,008,102	10,832,686	11,002,679	10,857,891

EARNINGS PERFORMANCE RATIOS
Annualized Return on Average Assets	1.06%	1.08%	1.02%	1.06%
Annualized Return on Average Equity	12.19%	11.87%	11.78%	11.66%
Net Interest Margin	3.95%	3.92%	3.99%	3.93%
Efficiency Ratio(1)	67.29%	63.96%	68.50%	65.12%
Net Overhead Expense to Average Earning Assets(2)	2.06%	1.92%	2.19%	1.96%

ASSET QUALITY RATIOS
Annualized Net Charge-offs to Average Loans	0.11%	0.43%	0.24%	0.25%
Allowance for Loan Losses to Period End Loans			1.23%	1.50%
Non-performing Assets to Period End Assets			1.20%	1.76%
Non-performing Loans to Period End Loans			1.58%	2.52%

(1)	Efficiency Ratio is defined as Non-interest Expense divided by the sum of Net Interest Income, on a tax equivalent basis, and Non-interest Income.
(2)	Net Overhead Expense is defined as Total Non-interest Income less Total Non-interest Expense.